Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Eaton Vance Corp.:

We consent to the incorporation by reference in the Registration Statements listed at Exhibit 99.1 on Forms S-3 and S-8 of our reports, dated December 19, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” in 2008), relating to the consolidated financial statements of Eaton Vance Corp. and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Eaton Vance Corp. for the year ended October 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 19, 2008

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